Exhibit 10.41

650 South Exeter Street Baltimore, MD 21202	Office: 1-410-843-6100 Fax: 1-410-627-7020
laureate.net

December 9, 2010

Eilif Serck-Hanssen
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Dear Eilif:

We would like to clarify certain terms of the employment offer letter, dated July 21, 2008 (the “Agreement”), between you and Laureate Education, Inc. (the “Company”), to reflect the parties’ original intent to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as follows:

1.             Timing of Severance Pay After Execution of a Release.  If under the terms of the Agreement the execution of a general release of claims is a condition to your receiving severance or other benefits under the Agreement, the Company will provide you with the form of release agreement within seven (7) days after your separation from service.  To be entitled to the severance or other benefits, you must execute and deliver to the Company the release agreement on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law.  If you timely deliver an executed release agreement to the Company, and you do not revoke the release agreement during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as specified in the Agreement, on the date the release agreement becomes effective.  If, however, the period during which you have discretion to execute or revoke the release agreement straddles two calendar years, the severance or other benefits shall be paid or commence being paid, as applicable, as soon as practicable in the second of the two calendar years, regardless of within which calendar year you actually deliver the executed release agreement to the Company, subject to the release agreement first becoming effective.  Consistent with Section 409A, you may not, directly or indirectly, designate the calendar year of payment.  The foregoing procedural description is intended solely to clarify the timing of the payment and does not modify the circumstances under which the severance may become due.

2.             Separation from Service.  “Termination of employment,” “resignation,” or words of similar import, as used in the Agreement means, for purposes of any payments under the Agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

3.             Expense Reimbursements; Tax Gross-Ups.  The provision of expense reimbursements under the Agreement shall be made in compliance with the Company’s expense reimbursement policy by no later than the last day of the taxable year following the taxable year in which the expenses were incurred.  The Company will make any tax “gross-up” payment by the end of the taxable year next following the taxable year in which you remit the related taxes.

4.             Section 409A Compliance.  The Agreement is intended to comply with, or otherwise be exempt from, Section 409A.  The Company shall undertake to administer, interpret, and construe the Agreement in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under the Agreement.  If a payment obligation under the Agreement arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A and determined in good faith by the Board of Directors of the Company), any payment of “deferred compensation” (as defined under Treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury regulation sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue with interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death.  For purposes of the preceding sentence, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of your separation from service.

5.             No Other Changes.  You agree that the terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

To indicate your acceptance of these clarifications to the Agreement, please sign and return one copy of this letter to me by no later than December 31, 2010.

Sincerely,
LAUREATE EDUCATION, INC.

		By:	/s/ Robert W. Zentz
Name: Robert W. Zentz
Title: Senior Vice President, Secretary and General Counsel
Agreed to and accepted:

/s/ Eilif Serck-Hanssen
Eilif Serck-Hanssen

Dated:	12/9/10